Exhibit 10.24

[KRAFT LETTERHEAD]

December 31, 2008

Sanjay Khosla

Executive Vice President and President, Kraft International

Kraft Foods Inc.

Three Lakes Drive

Northfield, IL 60093

Dear Sanjay,

The letter confirms our agreement to amend the terms of our offer letter to you, dated November 30, 2006 (the “Letter”), for the position of President, Kraft International Commercial. The Letter is amended in the following respects, effective December 31, 2008:

1. The following new sentence is added at the end of the paragraph entitled Perquisites:

“The foregoing perquisites shall be provided, in accordance with Kraft’s Executive Perquisite Policy as it may be amended from time to time, by direct payment or by reimbursement of eligible expenses incurred during the period of your employment.”

2. By deleting the last two paragraphs in the Section of the Letter entitled Other Benefits and by adding the following new provisions to the Letter immediately after the last sentence in the paragraph that provides for severance arrangements in the event of involuntary termination other than for cause:

“The amount of any severance pay under such severance arrangements shall be paid in equal monthly installments at the regularly scheduled dates for payment of salary to the Kraft executives and beginning within 30 days of your termination.

Section 409A of the Code

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of any benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.”

The foregoing amendment is intended to conform the terms of the Letter to the final regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) “), but it shall not provide a basis for any action against the Company or any related company based on matters covered by section 409A of the Code.

Please signify your agreement with the terms of this amendment by signing the letter and returning it to my attention.

Sincerely yours,

/s/ Karen J. May
Karen J. May
Executive Vice President,
Human Resources

Acknowledged:

/s/ Sanjay Khosla
Sanjay Khosla